Exhibit 99.1

FOR RELEASE TUESDAY, JULY 23, 2019

Investor Contact: Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Press Contact: Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2019 RESULTS; REAFFIRMS 2019 OUTLOOK

MCLEAN, Va. – July 23, 2019 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2019 and affirmed its full-year 2019 outlook. Net loss was $18.1 million, or $0.16 per diluted share, for the second quarter of 2019, as compared to net loss of $4.4 million, or $0.06 per diluted share, for the second quarter of 2018. This increase in net loss was primarily the result of a $24.6 million increase in depreciation and amortization expense compared to the year-ago period. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $85.1 million, as compared to $78.7 million for the prior-year period, representing a year-over-year increase of 8% and an OEBITDA margin(1) of 59%. OEBITDA primarily benefitted from strong growth in commercial IoT and higher government service revenue.

Iridium reported second-quarter total revenue of $143.1 million, which consisted of $110.8 million of service revenue and $32.3 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 6% versus the comparable period of 2018, while service revenue grew by 7%. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the second quarter of 2019, the same as the year-ago period.

The Company ended the quarter with 1,213,000 total billable subscribers, which compares to 1,047,000 for the year-ago period and is up from 1,151,000 for the quarter ended March 31, 2019. Total billable subscribers grew 16% year-over-year, driven by growth in commercial and government IoT customers.

“Iridium’s new network continues to be a catalyst for growth. IoT services, in particular, are driving subscriber growth and demonstrate how Iridium’s versatile platform is a fantastic solution for this expanding market,” said Matt Desch, CEO, Iridium.

Commenting on Iridium Certus and Aireon LLC, Desch said, “Services enabled by our new satellites are also creating great opportunities for future revenue growth. Iridium Certus continues its early ramp in the maritime and land-mobile sectors with growing market recognition, and Aireon is revolutionizing air traffic control surveillance now that its space-based service is in live operation.”

The Company’s negotiations continue with the Department of Defense (“DoD”) to renew its Enhanced Mobile Satellite Services (“EMSS”) contract with the U.S. government. Effective July 21, 2019, the Company entered into a fourth short-term contract extension with the DoD to provide additional time to finalize the terms of a new EMSS contract. Under the terms of this extension, the DoD will pay Iridium $8.8 million for a one-month period. Iridium continues to expect a long-term contract at a rate greater than the $88 million in annual revenue in the last full year of the EMSS contract.

Iridium Business Highlights

Service – Commercial

Commercial service remains the largest part of Iridium’s business, representing 60% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $86.3 million, up 5% from last year’s comparable period due to increased revenues from IoT and voice and data services.

•

Commercial voice and data subscribers were up 1% from the year-ago period to 368,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) was $46 during the second quarter, compared to $45 in last year’s comparable period, as a result of new pricing plans introduced in 2018. Commercial IoT data subscribers grew 25% from the year-ago period to 720,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was down 9% from the prior year to $11.40 in the second quarter based upon the higher volume of new personal communications subscribers utilizing lower ARPU plans.

•

Iridium’s commercial business ended the quarter with 1,088,000 billable subscribers, which compares to 940,000 for the year-ago period and is up from 1,036,000 for the quarter ended March 31, 2019. IoT data subscribers represented 66% of billable commercial subscribers at the end of the quarter, an increase from 61% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $12.0 million in the second quarter. This represented a 4% decline from the prior-year period, which included the initial recognition of all Aireon hosted payload service revenues earned since inception.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $24.5 million and reflects increased revenue from short-term extensions to the Company’s EMSS contract with the U.S. government.

•

Iridium’s government business ended the quarter with 125,000 subscribers, which compares to 107,000 for the year-ago period and is up from 115,000 for the quarter ended March 31, 2019. Government voice and data subscribers increased 2% from the year-ago period to 55,000 as of June 30, 2019. Government IoT data subscribers increased 32% year-over-year to 70,000 and represented 56% of total government subscribers, an increase from 50% at the end of the prior-year period.

Equipment

•	Equipment revenue was $23.4 million during the second quarter, compared to $25.9 million in the prior-year’s quarter.

•	The Company continues to forecast lower equipment sales in 2019.

Engineering & Support

•	Engineering and support revenue was $8.9 million during the second quarter, compared to $5.1 million in the prior-year’s quarter, primarily driven by increased government activities.

Capital expenditures were $57.9 million for the second quarter, of which $49 million related to spending the Company’s recently completed, next-generation satellite program, Iridium NEXT. The Company ended the second quarter with credit facility gross debt of $1.6 billion and a cash and cash equivalents balance of $175.8 million. Net debt was $1.6 billion, calculated as $1.6 billion of credit facility gross debt and $360.0 million of unsecured notes, less $175.8 million of cash and cash equivalents, as well as $194.1 million in restricted cash.

2019 Outlook

The Company affirmed its full-year 2019 outlook for total service revenue growth, OEBITDA, cash taxes, and net leverage. The Company continues to expect:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	OEBITDA of between $325 and $335 million in 2019. OEBITDA for 2018 was $302.0 million.

•	Negligible cash taxes in 2019. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of approximately 4.5x OEBITDA at the end of 2019.

(1) Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, loss from investment in Aireon (if applicable during the period), and share-based compensation expenses. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, will continue to be excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, loss from investment in Aireon, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated

GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2019 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income (loss)	$(18,106)	$(4,418)	$(36,130)	$7,054
Interest expense, net	28,986	12,985	54,790	17,150
Income tax (benefit) expense	(7,765)	7,843	(17,504)	11,682
Depreciation and amortization	75,128	50,491	148,042	88,956
Iridium NEXT expenses, net	2,735	8,593	6,507	15,169
Share-based compensation	4,084	3,187	7,387	7,145

Operational EBITDA	$85,062	$78,681	$163,092	$147,156

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, July 23, 2019. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has recently completed its next-generation satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, cash taxes, and leverage for 2019; cash taxes over the longer-term; anticipated equipment sales for 2019, and prospects for a new EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2019	2018
Revenue:
Service revenue
Commercial	$86,283	$81,966
Government	24,514	22,000

Total service revenue	110,797	103,966
Subscriber equipment	23,420	25,865
Engineering and support service	8,883	5,100

Total revenue	143,100	134,931

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	25,607	22,644
Cost of subscriber equipment sales	13,370	15,619
Research and development	4,285	5,566
Selling, general and administrative	20,969	24,266
Depreciation and amortization	75,128	50,491

Total operating expenses	139,359	118,586

Operating income	3,741	16,345

Other expense, net:
Interest expense, net	(28,986)	(12,985)
Other income (expense), net	(626)	65

Total other expense, net	(29,612)	(12,920)

Income (loss) before income taxes	(25,871)	3,425
Income tax benefit (expense)	7,765	(7,843)

Net loss	(18,106)	(4,418)
Series B preferred stock dividends, declared and paid excluding cumulative dividends	2,097	—
Series B preferred stock dividends, undeclared	—	2,109

Net loss attributable to common stockholders	$(20,203)	$(6,527)

Operational EBITDA	$85,062	$78,681

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2019	2018
Revenue:
Service revenue
Commercial	$171,234	$149,708
Government	46,514	44,000

Total service revenue	217,748	193,708
Subscriber equipment	44,428	51,647
Engineering and support service	14,609	8,724

Total revenue	276,785	254,079

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	48,128	41,596
Cost of subscriber equipment sales	25,801	30,833
Research and development	7,896	10,149
Selling, general and administrative	44,810	46,761
Depreciation and amortization	148,042	88,956

Total operating expenses	274,677	218,295

Operating income	2,108	35,784

Other income (expense), net:
Interest expense, net	(54,790)	(17,150)
Other income (expense), net	(952)	102

Total other expense, net	(55,742)	(17,048)

Income (loss) before income taxes	(53,634)	18,736
Income tax benefit (expense)	17,504	(11,682)

Net income (loss)	(36,130)	7,054
Series A preferred stock dividends, declared and paid excluding cumulative dividends	—	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	4,194	2,109
Series B preferred stock dividends, undeclared	—	2,109

Net income (loss) attributable to common stockholders	$(40,324)	$1,086

Operational EBITDA	$163,092	$147,156

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$50,411	$48,712	3%	$99,006	$92,442	7%
IoT data(2)	23,903	20,835	15%	46,394	40,618	14%
Hosted payload and other data service (3)	11,969	12,419	-4%	25,834	16,648	55%

Total commercial data service	86,283	81,966	5%	171,234	149,708	14%

Government service revenue(4)	24,514	22,000	11%	46,514	44,000	6%

Total service revenue	110,797	103,966	7%	217,748	193,708	12%

Subscriber equipment	23,420	25,865	-9%	44,428	51,647	-14%

Engineering and support(5)
Commercial	831	114	629%	1,056	$195	442%
Government	8,052	4,986	61%	13,553	$8,529	59%

Total engineering and support	8,883	5,100	74%	14,609	8,724	67%

Total revenue	$143,100	$134,931	6%	$276,785	$254,079	9%

Operational EBITDA
Operational EBITDA	$85,062	$78,681	8%	$163,092	$147,156	11%

Other
Capital expenditures (6)	$57,938	$132,070		$92,581	$215,031

Net debt (7)	$1,620,894	$1,568,197

Cash, cash equivalents, and marketable securities	$175,846	$375,944

Credit facility	$1,630,869	$1,773,869
Deferred financing costs	(69,021)	(94,204)

Credit facility, net	$1,561,848	$1,679,665

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,
	2019	2018	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	368	364	1%
IoT data	720	576	25%

Total commercial voice and data and IoT data service	1,088	940	16%
Government
Voice and data and IoT data service
Voice and data	55	54	2%
IoT data	70	53	32%

Total government voice and data and IoT data service	125	107	17%

Total billable subscribers	1,213	1,047	16%

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	10	10	0%	7	5	40%
IoT data	42	38	11%	73	66	11%

Total commercial voice and data and IoT data service	52	48	8%	80	71	13%
Government
Voice and data and IoT data service
Voice and data	2	1	100%	1	2	-50%
IoT data	8	2	300%	11	5	120%

Total government voice and data and IoT data service	10	3	233%	12	7	71%

Total net billable subscriber additions	62	51	22%	92	78	18%

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
ARPU (2) (3)
Commercial
Voice and data	46	45	2%	45	43	5%
IoT data	11.40	12.47	-9%	11.31	12.48	-9%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.